Exhibit 24.1

MHA Petroleum Consultants, Inc.

14142 Denver West Parkway, Suite 190

Lakewood, Colorado 80401

April 9, 2007

Mr. Phil Winner

CEO

Heartland Oil and Gas Corp.

1625 Broadway, Suite 1480

Denver, Colorado 80202

Dear Mr. Winner:

In connection with the Annual Report on Form 10-KSB for the year ended December 31, 2006, (the Annual Report) of Heartland Oil and Gas Corp. (the Company), we hereby consent to (i) the reference to our “Estimate of Reserves and Income, Cherokee Basin, Miami County, Kansas, Effective January 1, 2007” (the Evaluation) in the Annual Report; and (ii) the use of and reference to the name MHA Petroleum Consultants, Inc. as the independent petroleum engineering firm that prepared the Evaluation.

Sincerely,

/s/ John P. Seidle

John P. Seidle

Vice President